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GC COMPANIES, INC.
EXHIBIT 10.13
TERMINATION AGREEMENT

1. This is a Termination Agreement between William Doeren (the "Executive") and GC Companies, Inc. ("GCX" or the "Company"). Beginning September 18, 1995, the Executive will be employed "at-will" as the Executive Vice President and Chief Operating Officer of the General Cinema Theatres division of the Company, and either the Executive or the Company may terminate the Executive's employment at any time, with or without notice, for any reason.

2. Notwithstanding the at-will relationship, the Company is willing to enter into this Termination Agreement.

3. Between September 18, 1995 and September 19, 2000, while the Executive is employed at-will, if the Company terminates the Executive's employment other than "for cause" or other than due to "total disability" or death, or if the Executive voluntarily terminates his own employment due to a "change in control" of the Company, then, subject to the limitations of paragraph 5 below, the Company agrees to provide the Executive a termination package consisting of an amount equivalent to his then-current, one year base salary, which amount would be paid in 12 regular, monthly installments following such termination.

4. If the Executive's employment with the Company ceases in a manner which entitles him to the payments set forth in paragraph 4, the Company's payment obligation to the executive may be reduced as follows:

         If the Executive is or becomes engaged in employment (including contract employment or self employment) of any kind during the period beginning six months after and ending 12 months after the Executive's voluntary or involuntary termination, then any payment obligations of the Company during that six month period will be reduced dollar-for-dollar by the amount the Executive earns through such employment. In this regard, the Executive agrees that, as a condition of receiving any payments under this Agreement, he shall inform the Company, as to the details of his post-termination employment activities. The Company may withhold any amounts payable until he provides such information.

5. For the purpose of determining the Executive's eligibility for the termination package set forth in this Termination Agreement:

                  a. "For cause" means that, in the reasonable judgement of the Company, the Executive:

                           (1) failed to devote his full time, loyalty, best efforts, skills, knowledge and ability to the performance of his duties;

                           (2) committed an act of malfeasance or failed to render services exclusively to the Company; or,
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                           (3) engaged in conduct detrimental to the best
                           interests of the Company.

                  b. "Total disability" means that, in the judgement of the Company, the Executive is unable to perform his duties for: (i) 45 consecutive business days or (ii) for a total of 90 business days during any nine-month period.

                  c. "Change of control" shall have the meaning set forth in the GC Companies, Inc. Revolving Credit Agreement with The Bank of Nova Scotia and The First National Bank of Boston dated March 24, 1994.

6. During that period of the Executive's at-will employment, which begins September 18, 1995, and ends September 19, 2000, payment by the Company of the termination package set forth in paragraph 4 constitutes full satisfaction of all Company financial obligations to the Executive (if any) which arise from or relate in any way to the termination of the Executive's employment. However, nothing in this paragraph 7 is intended to affect any earned, vested rights that the Executive may have under the applicable provisions of: (i) any life insurance policy or plan (group or otherwise) maintained for the Executive by the Company or (ii) any other "employee benefit pension plan," as defined by
Section 3 of ERISA, then in effect and in which the Executive is participating under the terms of such plan.

7. The invalidity of all or any part of a provision of any section of this Termination Agreement will not render invalid the remainder of this Termination Agreement or the remainder of such sections or any other of its provisions.

8. This Termination Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the termination of the Executive's at-will employment and to the subject matter of the Termination Agreement. The Termination Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, charge amendment, modification or discharge is sought.

9. This Termination Agreement will be construed as to both validity and performance and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. Please sign below in formal acceptance of the Executive Vice President and Chief Operating Officer position and in agreement with the terms and conditions of employment, including your relocation offer, and return this letter to Dan Stravinski within seven days of receipt. An extra copy is enclosed for your records. In the interim, should you have any questions about this offer or the Company, please do not hesitate to contact me.

                                                            Sincerely,

                                                            Paul R. Del Rossi
                                                            President
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Agreed and accepted:

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William Doeren                                                   Date

DEFINITIONS ASSOCIATED WITH "CHANGE IN CONTROL" AS REFERENCED IN OFFER LETTER TO WILLIAM DOEREN DATED AUGUST 17, 1995:

Change of Control - The occurrence of any event whereby any Person (other than a member of the Smith Family Group), together with "affiliates" and "associates" of such Person, within the meaning of Rule 12b-2 of the Exchange Act, shall become the beneficial owner within the meaning of Rule 13d-3 of the Exchange Act of more voting stock or total equity capital of the Company than the beneficially owned by the Smith Family Group if such Person together with such "affiliates" and "associates" is also the beneficial owner within the meaning of Rule 13d-3 of the Exchange Act of at least 15% of either the voting stock or total equity capital of the Company.

Exchange Act - The Federal Securities Exchange Act of 1934 (or any successor statute) and the rules and regulations promulgated thereunder, all as from time to time in effect.

Person - Any present or future natural person or any corporation, association, partnership, limited partnership, joint venture, company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

Smith Family Group - The group of Persons originally party to the Smith-Lurie/Marks Stockholders Agreement pertaining to the stock of the Company dated as of the date of consummation of the Spinoff (whether or not such agreement is terminated) and the progeny of each such Person.

Spinoff - The transactions by which all of the shares of stock of the Company were distributed to the shareholders of Harcourt General and the Company became a publicly-owned corporation.